Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Second Quarter 2021 Financial Results

McLean, VA, August 3, 2021 – Arlington Asset Investment Corp. (NYSE: AAIC) (the “Company” or “Arlington”) today reported a net loss attributable to common shareholders of $7.8 million, or $0.24 per diluted common share, and non-GAAP core operating income of $2.2 million, or $0.07 per diluted common share, for the quarter ended June 30, 2021.  A reconciliation of non-GAAP core operating income to GAAP net income appears at the end of this press release.

Second Quarter 2021 Financial Highlights

•	$0.24 per diluted common share of GAAP net loss
•	$0.07 per diluted common share of non-GAAP core operating income
•	$5.94 per common share of book value
•	2.2 to 1 “at risk” leverage ratio
•	0.9 million shares of common stock repurchased, or 2.6% of outstanding common stock at an average price of $4.06 per share
•	Subsequent to June 30, 2021, repurchased an additional 0.4 million shares of common stock, or 1.1% of outstanding common stock at an average price of $3.96 per share

“The Company successfully expanded its capital allocation to investments in mortgage servicing rights (“MSR”) to 25% of investable capital with attractive unlevered returns and realized higher profitability during the quarter as a result. The Company’s MSR investments add a strong return opportunity to the Company’s earnings profile while also providing an important duration hedge for the Company’s low coupon agency mortgage portfolio,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer.  “The diversification of the Company’s investment portfolio into its MSR and mortgage credit strategies and its continued low overall leverage profile reduced the Company’s sensitivity to agency mortgage spreads and helped cushion its portfolio results during a period of agency mortgage-backed security (“MBS”) spread widening through the second quarter.  The Company continues to make accretive repurchases of shares of its common stock, having repurchased 3.7% of its outstanding common stock since the prior quarter end.  The Company is currently operating with low leverage and high liquidity while it continues to scale its MSR portfolio and make solid progress in evaluating and deploying capital to high return investment opportunities that complement its agency mortgage investments and diversify risk, with the goal of improving the level and reliability of returns to shareholders over time.”

Other Second Quarter Highlights

As of June 30, 2021, the Company’s investment portfolio totaled $954 million at fair value, which includes $36 million of business purpose residential mortgage loans of a consolidated variable interest entity (“VIE”).  Assuming the Company’s investment in the VIE was not consolidated, the Company’s investment portfolio totaled $930 million at fair value as of June 30, 2021 consisting of $726 million of agency mortgage-backed securities (“MBS”), $130 million of mortgage credit investments and $74 million of MSR related assets.  Based on investable capital, the Company has allocated 39%, 36%, and 25% of its capital to its agency MBS, mortgage credit and MSR related investment strategies, respectively, as of June 30, 2021.

The Company’s agency MBS consist of residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by a U.S. government sponsored enterprise (“GSE”), such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”).  The Company’s mortgage credit investments generally include mortgage loans secured by residential or commercial real property or MBS collateralized by residential or commercial mortgage loans (“non-agency MBS”).

As of June 30, 2021, the Company’s agency MBS investment portfolio, totaling $726 million at fair value was comprised solely of specified agency MBS.  As of June 30, 2021, Company did not hold any net long to-be-announced (“TBA”) agency MBS.  As of June 30, 2021, the Company’s $726 million agency MBS investment portfolio was comprised of the following:

•	$473 million of 2.0% coupon 30-year agency MBS

•	$253 million of 2.5% coupon 30-year agency MBS

As of June 30, 2021, the Company’s $726 million specified agency MBS portfolio had a weighted average amortized cost basis of $103.66 and a weighted average market price of $102.40.  The Company’s agency MBS are comprised of securities backed by specified pools of mortgage loans selected for their lower propensity for prepayment.  Weighted average pay-up premiums on the Company’s agency MBS portfolio, which represent the estimated price premium of agency MBS backed by specified pools over a generic TBA agency MBS, were approximately one-half of a percentage point as of June 30, 2021.

During the second quarter of 2021, the Company purchased agency MBS totaling $253 million and sold agency MBS for gross sale proceeds of $34 million for a net realized loss of $0.1 million.

As of June 30, 2021, the Company’s $130 million mortgage credit investment portfolio at fair value was comprised of the following:

•	$75 million of commercial mortgage loans
•	$25 million of non-agency MBS collateralized by residential mortgage loans
•	$23 million of non-agency MBS collateralized by business purpose residential mortgage loans
o	Includes a $12 million net investment in a consolidated VIE
•	$4 million of non-agency MBS collateralized by small balance commercial mortgage loans
•	$3 million of asset backed securities collateralized by loans secured by residential solar panels

During the second quarter of 2021, the Company purchased mortgage credit investments totaling $58 million and sold mortgage credit investments for gross proceeds of $2 million for a net realized loss of $0.1 million.

As of June 30, 2021, the Company had $74 million of MSR financing receivable investments at fair value.  The Company is party to agreements with a licensed, GSE approved residential mortgage loan servicer that enable the Company to garner the economic return of an investment in an MSR purchased by the mortgage servicing counterparty.  The arrangement allows the Company to participate in the economic benefits of investing in an MSR without holding the requisite licenses to purchase or hold MSRs directly.  The transactions are accounted for as a financing receivable on the Company’s consolidated financial statements.  During the second quarter of 2021, the Company purchased $39 million of MSR financing receivables.

As of June 30, 2021, the Company had a total of $695 million of repurchase agreements outstanding.  As of June 30, 2021, the Company had $674 million of repurchase agreements outstanding with a weighted average rate of 0.09% and remaining weighted average maturity of 14 days secured by an aggregate of $711 million of agency MBS at fair value, including $34 million of unsettled agency MBS sale commitments included in the line item “sold securities receivable” on the consolidated balance sheet.  As of June 30, 2021, the Company had a $21 million repurchase agreement outstanding with a rate of 2.59% and remaining maturity of 307 days secured by a $30 million commercial mortgage loan at fair value.  As of June 30, 2021, the Company did not have any repurchase agreements outstanding secured by non-agency MBS.

The Company’s “at risk” leverage ratio was 2.2 to 1 as of June 30, 2021 compared to 1.4 to 1 as of March 31, 2021.  The Company’s “at risk” leverage ratio is calculated as the sum of the Company’s repurchase agreement financing, net payable or receivable for unsettled securities and net contractual price of TBA commitments less cash and cash equivalents compared to the Company’s investable capital measured as the sum of the Company’s shareholders’ equity and long-term unsecured debt.

GAAP net interest income was $5.1 million for the second quarter of 2021 compared to $3.8 million for the first quarter of 2021.  The Company’s weighted average yield on its agency MBS was 1.62% for the second quarter of 2021 compared to 1.55% for the first quarter of 2021, and the actual weighted-average constant prepayment rate (“CPR”) for the Company’s agency MBS was 6.34% for the second quarter of 2021 compared to 5.26% for the first quarter of 2021.  The Company’s weighted average cost of repurchase agreement funding secured by agency MBS was 0.11% during the second quarter of 2021 compared to 0.18% during the first quarter of 2021. The weighted average yield on the Company’s MSR financing receivables was 10.68% for the second quarter of 2021 compared to 9.37% for the first quarter of 2021.

Under the terms of the Company’s interest rate swap agreements, the Company pays semiannual interest payments based on a fixed rate and receives variable interest payments based upon either the prevailing three-month London Interbank Offered Rate (“LIBOR”) or Secured Overnight Financing Rate (“SOFR”). As of June 30, 2021, the Company had $525 million in notional amount of interest rate swap agreements with a weighted average pay fixed rate of 0.70% and a remaining weighted average maturity of 6.3 years.  The

Company’s weighted average net pay rate of its interest rate swap agreements was 0.73% during the second quarter of 2021 compared to 0.64% during the first quarter of 2021. The Company also held a $45 million notional amount of net long U.S. Treasury futures as of June 30, 2021.  As of June 30, 2021, the total notional amount of the Company’s interest rate swaps and U.S. Treasury futures was 69% of the Company’s outstanding repurchase agreement funding and net TBA purchase commitments with a net duration gap of (0.8) years.  Under GAAP, the Company has not designated these transactions as hedging instruments for financial reporting purposes and, therefore, all gains and losses on its hedging instruments are recorded as net investment gains and losses in the Company’s financial statements.

Core operating income was $2.2 million, or $0.07 per diluted common share for the second quarter of 2021 compared to $1.0 million, or $0.03 per diluted common share for the first quarter of 2021.  Core operating income is a non-GAAP financial measure that is described later in this press release.

The Company had net investment losses of $9.6 million, or $0.29 per diluted common share, for the second quarter of 2021 on its investment portfolio and related interest rate hedging instruments, excluding TBA dollar roll income and interest rate swap net interest expense.

During the second quarter of 2021, the Company repurchased 0.9 million shares of its common stock at an average price of $4.06 per share for a total purchase cost of $3.5 million, representing 2.6% of common stock outstanding as of March 31, 2021. Subsequent to June 30, 2021, the Company purchased an additional 0.4 million shares of its common stock at an average price of $3.96 per share for a total purchase cost of $1.5 million, representing 1.1% of common stock outstanding as of June 30, 2021.  Currently, the Company had remaining authorization from its Board of Directors to repurchase up to 14.9 million shares of its common stock.

Distributions to Shareholders

The Company’s Board of Directors approved distributions to its Series B and Series C preferred shareholders of $0.4375 per share and $0.515625 per share, respectively, for the second quarter of 2021.  The distributions were paid on June 30, 2021 to shareholders of record as of June 15, 2021.  The Company’s Board of Directors determined not to declare a dividend on its common stock for the second quarter of 2021.  The Company’s Board of Directors will continue to evaluate the payment of quarterly dividends based on multiple factors including current financial results, overall market conditions, return opportunities on investments, liquidity needs and REIT distribution requirements.  No definitive determination has been made at this time regarding the declaration of future dividends.

The Company is organized and operated in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes and currently intends to continue to be organized and operated in such a manner.  As a REIT, distributions to shareholders will generally be taxable as ordinary income that are not eligible to be taxed as qualified dividends.  However, a portion of such distributions may be designated as long-term capital gain dividends to the extent that such portion is attributable to the Company’s sale of capital assets held for more than one year.  Non-corporate taxpayers may deduct up to 20% of dividends received from a REIT that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.  Distributions in excess of the Company’s current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of each shareholder’s tax basis in the Company’s stock and as capital gain thereafter.

Conference Call

The Company will hold a conference call for investors at 9:00 A.M. Eastern Time on Wednesday, August 4, 2021 to discuss the Company’s second quarter 2021 results.

Investors may listen to the earnings call via the internet at:  http://www.arlingtonasset.com/index.php?s=19.  Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com.  The presentation will be available on the Webcasts and Presentations section located under the Updates & Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AAIC) currently invests primarily in mortgage-related and other assets and has elected to be taxed as a REIT.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, utilization of loss carryforwards, any change in long-term tax structures (including any REIT election), use of equity raise proceeds and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, the uncertainty and economic impact of the ongoing coronavirus (COVID-19) pandemic and the measures taken by the government to address it, including the impact on our business, financial condition, liquidity and results of operations due to a significant decrease in economic activity and disruptions in our financing operations, among other factors, changes in interest rates, increased costs of borrowing, decreased interest spreads, credit risks underlying the Company’s assets, especially related to the Company’s mortgage credit investments, changes in political and monetary policies, changes in default rates, changes in prepayment rates and other assumptions underlying our estimates related to our projections of future core earnings, changes in the Company’s returns, changes in the use of the Company’s tax benefits, the Company’s ability to qualify and maintain qualification as a REIT, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carryforwards, changes in the Company’s investment strategy, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of the Company’s net operating loss and net capital loss carryforwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, and general economic, political, regulatory and market conditions.  These and other material risks are described in the Company's most recent Annual Report on Form 10-K and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company.  Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	June 30, 2021	March 31, 2021
ASSETS
Cash and cash equivalents	$2,349	$48,198
Restricted cash of consolidated VIE	4,456	12,557
Interest receivable of consolidated VIE	179	309
Sold securities receivable	34,456	109,068
Agency mortgage-backed securities, at fair value	725,709	515,674
Mortgage credit investments, at fair value	117,902	61,319
Mortgage loans of consolidated VIE, at fair value	35,778	57,467
MSR financing receivables, at fair value	74,652	36,005
Derivative assets, at fair value	881	2,280
Deposits	16,554	25,421
Other assets	17,181	15,046
Total assets	$1,030,097	$883,344
LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	$694,586	$505,550
Secured debt of consolidated VIE, at fair value	28,465	58,654
Interest payable of consolidated VIE	99	201
Derivative liabilities, at fair value	2,327	4,267
Other liabilities	2,739	2,111
Long-term unsecured debt	73,129	73,074
Total liabilities	801,345	643,857
Equity:
Preferred stock (liquidation preference of $36,333)	35,289	35,289
Common stock	327	335
Additional paid-in capital	2,037,953	2,040,898
Accumulated deficit	(1,844,817)	(1,837,035)
Total equity	228,752	239,487
Total liabilities and equity	$1,030,097	$883,344
Book value per common share (1)	$5.94	$6.12
Common shares outstanding (in thousands) (2)	32,411	33,169

(1) Book value per common share is calculated as total equity less the preferred stock liquidation preference divided by common shares outstanding.
(2) Represents common shares outstanding plus vested restricted stock units convertible into common stock less unvested restricted common stock.

	June 30, 2021	March 31, 2021
Assets and liabilities of consolidated VIE:
Restricted cash	$4,456	$12,557
Mortgage loans, at fair value	35,778	57,467
Interest receivable	179	309
Secured debt, at fair value	(28,465)	(58,654)
Interest payable	(99)	(201)
Net investment in consolidated VIE	$11,849	$11,478

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Interest income
Agency mortgage-backed securities	$2,984	$2,784	$3,015	$2,808
Mortgage credit investments	1,770	1,269	1,863	2,217
Mortgage loans of consolidated VIE	776	1,687	4,305	—
MSR financing receivables	1,390	358	—	—
Interest and other income	125	161	314	385
Total interest income	7,045	6,259	9,497	5,410
Interest expense
Short-term secured debt	403	488	526	470
Long-term unsecured debt	1,150	1,151	1,154	1,162
Secured debt of consolidated VIE	405	862	1,403	—
Total interest expense	1,958	2,501	3,083	1,632
Net interest income	5,087	3,758	6,414	3,778
Investment (loss) gain, net
Gain (loss) on mortgage investments, net	5,334	(21,665)	2,161	2,696
(Loss) gain from derivative instruments, net	(14,983)	14,545	1,223	487
Other, net	617	357	4,736	769
Total investment (loss) gain, net	(9,032)	(6,763)	8,120	3,952
General and administrative expenses
Compensation and benefits	1,841	1,395	1,712	1,774
Other general and administrative expenses	1,349	1,242	1,361	1,197
Total general and administrative expenses	3,190	2,637	3,073	2,971
(Loss) income before income taxes	(7,135)	(5,642)	11,461	4,759
Income tax (benefit) provision	(76)	398	—	—
Net (loss) income	(7,059)	(6,040)	11,461	4,759
Dividend on preferred stock	(723)	(723)	(733)	(726)
Net (loss) income (attributable) available to common stock	$(7,782)	$(6,763)	$10,728	$4,033
Basic (loss) earnings per common share	$(0.24)	$(0.20)	$0.32	$0.12
Diluted (loss) earnings per common share	$(0.24)	$(0.20)	$0.32	$0.12
Weighted average common shares outstanding (in thousands)
Basic	33,066	33,181	33,415	34,655
Diluted	33,066	33,181	33,554	34,697

Non-GAAP Core Operating Income

In addition to the Company’s results of operations determined in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company also reports “non-GAAP core operating income.”  The Company defines core operating income as “economic net interest income” less “core general and administrative expenses,” preferred stock dividends and an “income tax provision for taxable REIT subsidiary (“TRS”) core operating income”.

Economic Net Interest Income

Economic net interest income, a non-GAAP financial measure, represents the interest income earned net of interest expense incurred from all of our interest-bearing financial instruments as well as the agency MBS which underlie, and are implicitly financed through, our TBA dollar roll transactions.  Economic net interest income is comprised of the following:

•	net interest income determined in accordance with GAAP;

•

TBA agency MBS dollar roll income, which is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security, earned ratably over the period beginning on the settlement date of the sale and ending on the settlement date of the forward-settling purchase; and

•	net interest income earned or expense incurred from interest rate swap agreements.

In the Company’s consolidated statements of comprehensive income prepared in accordance with GAAP, TBA agency MBS dollar roll income and the net interest income earned or expense incurred from interest rate swap agreements are reported as a component of the overall periodic change in the fair value of derivative instruments within the line item “gain (loss) from derivative instruments, net” of the “investment gain (loss), net” section. We believe that economic net interest income assists investors in understanding and evaluating the financial performance of the Company’s long-term-focused, net interest spread-based investment strategy, prior to the deduction of core general and administrative expenses.

Core General and Administrative Expenses

Core general and administrative expenses are non-interest expenses reported within the line item “total general and administrative expenses” of the consolidated statements of comprehensive income less stock-based compensation expense.

Income Tax Provision for TRS Core Operating Income

Our TRSs are subject to U.S. federal and state corporate income taxes.  Our computation of core operating income includes a provision for income taxes on the core operating income of our TRSs.  The core operating income of our TRSs is comprised of net interest income generated by our TRSs net of our TRSs’ general and administrative expenses.  In our consolidated statements of comprehensive income prepared in accordance with GAAP, the “income tax provision (benefit)” includes (i) the income tax provision for TRS core operating income and (ii) an income tax provision for (or benefit from) periodic increases (or decreases) in the fair value of the investments of our TRSs, which are recognized in net income as a component of “investment gain (loss) net.”

Non-GAAP Core Operating Income Results

The following table presents the Company’s computation of economic net interest income and core operating income for the last four fiscal quarters (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
GAAP net interest income	$5,087	$3,758	$6,414	$3,778
TBA dollar roll income	1,778	836	1,156	319
Interest rate swap net interest expense	(1,187)	(710)	(62)	(23)
Economic net interest income	5,678	3,884	7,508	4,074
Core general and administrative expenses	(2,653)	(2,134)	(2,668)	(2,375)
Preferred stock dividend	(723)	(723)	(733)	(726)
Income tax provision for TRS core operating income	(61)	(11)	—	—
Non-GAAP core operating income	$2,241	$1,016	$4,107	$973

Non-GAAP core operating income per diluted common share	$0.07	$0.03	$0.12	$0.03
Weighted average diluted common shares outstanding	33,424	33,444	33,554	34,697

The following table provides a reconciliation of GAAP net income (loss) to non-GAAP core operating income for the last four fiscal quarters (unaudited, amounts in thousands):

	Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
GAAP net (loss) income	$(7,059)	$(6,040)	$11,461	$4,759
Add (less):
Total investment loss (gain), net	9,032	6,763	(8,120)	(3,952)
Stock-based compensation expense	537	503	405	596
Income tax (benefit) provision for TRS investment gain (loss)	(137)	387	—	—
Preferred stock dividend	(723)	(723)	(733)	(726)
Add back:
TBA dollar roll income	1,778	836	1,156	319
Interest rate swap net interest expense	(1,187)	(710)	(62)	(23)
Non-GAAP core operating income	$2,241	$1,016	$4,107	$973

Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to common stockholders.  The Company believes that non-GAAP core operating income assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  A limitation of utilizing this non-GAAP financial measure is that the effect of accounting for “non-core” events or transactions in accordance with GAAP does, in fact, reflect the financial results of our business and these effects should not be ignored when evaluating and analyzing our financial results.  For example, the economic cost or benefit of hedging instruments other than interest rate swap agreements, such as U.S. Treasury note futures or options on U.S. Treasury note futures, do not affect the computation of non-GAAP core operating income.  In addition, the Company’s calculation of non-GAAP core operating income may not be comparable to other similarly titled measures of other companies.  Therefore, the Company believes that net income determined in accordance with GAAP should be considered in conjunction with non-GAAP core operating income.  Furthermore, there may be differences between non-GAAP core operating income and taxable income determined in accordance with the Internal Revenue Code.  As a REIT, the Company will be required to distribute at least 90% of its REIT taxable income (subject to certain adjustments) to qualify as a REIT and all of its taxable income in order to not be subject to any U.S. Federal or state corporate income taxes.  Accordingly, non-GAAP core operating income may not equal the Company’s distribution requirements as a REIT.

The following tables present information on the Company’s investment and hedge portfolio as of June 30, 2021 (unaudited, dollars in thousands):

Mortgage Investments:

	Assets	Capital Allocation (1)	Capital Allocation (%)	Leverage (2)
Agency MBS	$725,709	$118,409	39%	5.4
Mortgage credit investments:
Commercial mortgage loans	74,685	53,754	18%	0.4
Residential MBS	24,995	24,995	8%	—
Business purpose loan residential MBS (3)	22,731	22,731	8%	—
Small balance commercial MBS	3,915	3,915	1%	—
Other	3,425	3,425	1%	—
Total mortgage credit investments	129,751	108,820	36%	0.2
MSR financing receivable	74,652	74,652	25%	—
Total	$930,112	$301,881	100%	2.2

(1)	Our investable capital is calculated as the sum of our shareholders’ equity capital and long-term unsecured debt.
(2)

Our leverage is measured as the ratio of our repurchase agreement financing, net payable or receivable for unsettled securities, net contractual forward purchase price of our TBA commitments less our cash and cash equivalents compared to our investable capital.

(3)	Includes our net investment of $11,849 in a variable interest entity with gross assets and liabilities of $40,413 and $28,564, respectively, that is consolidated for GAAP financial reporting purposes.

Specified Agency MBS:

	Unpaid Principal Balance	Net Unamortized Purchase Premiums	Amortized Cost Basis	Net Unrealized Gain (Loss)	Fair Value	Market Price	Coupon	Weighted Average Expected Remaining Life
30-year fixed rate:
2.0%	$466,229	$12,645	$478,874	$(6,111)	$472,763	$101.40	2.00%	7.9
2.5%	242,469	13,282	255,751	(2,818)	252,933	104.32	2.50%	6.4
5.5%	11	—	11	2	13	116.51	5.50%	4.9
Total/weighted-average	$708,709	$25,927	$734,636	$(8,927)	$725,709	$102.40	2.17%	7.4

Mortgage Credit Investments:

	Unpaid Principal Balance	Net Unamortized Premiums (Discounts)	Amortized Original Cost Basis	Net Unrealized Gain (Loss)	Fair Value (1)	Market Price
Mortgage credit investments:
Commercial mortgage loans	$74,685	$—	$74,685	$—	$74,685	$100.00
Residential MBS	27,481	(2,534)	24,947	48	24,995	90.59
Business purpose residential MBS (1)	24,593	1,603	26,196	(3,465)	22,731	93.70
Commercial MBS	6,000	(787)	5,213	(1,298)	3,915	64.73
Other	5,061	(1,635)	3,426	(1)	3,425	67.67
Total/weighted-average	$137,820	$(3,353)	$134,467	$(4,716)	$129,751	$94.28

(1)	Includes our net investment in a VIE of $11,849 at fair value that is consolidated for GAAP financial reporting purposes.

Interest Rate Swap Agreements:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Variable Receive Rate	Net Receive (Pay) Rate	Remaining Life (Years)
Years to maturity:
Less than 3 years	$200,000	0.10%	0.04%	(0.06)%	2.4
3 to less than 7 years	75,000	0.89%	0.19%	(0.70)%	6.5
7 to less than 10 years	250,000	1.12%	0.17%	(0.95)%	9.4
Total / weighted-average	$525,000	0.70%	0.12%	(0.58)%	6.3

MSR Financing Receivable:

Underlying MSR
Holder of Loans	UPB	Weighted-Average Note Rate	Weighted-Average Servicing Fee	Weighted-Average Loan Age	Price	Multiple (1)	Financing Receivable Fair Value
Fannie Mae	$6,838,328	2.94%	0.26%	9 months	1.04%	4.08	$74,652

(1)	Calculated as the underlying MSR price divided by the weighted-average servicing fee.